As filed with the Securities and Exchange Commission on November 18, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVERCORE PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	20-4748747
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55 East 52nd Street

38th Floor

New York, New York 10055

Telephone: (212) 857-3100

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Restricted Stock Unit Award Agreement

Incentive Subscription Agreement

(Full Title of the Plans)

Adam B. Frankel, Esq.

Senior Managing Director and General Counsel

Evercore Partners Inc.

55 East 52nd Street

New York, New York 10055

Telephone: (212) 857-3100

(Name and address, including zip code, and telephone number, including area code, of agent for service of process)

With copies to:

Joshua Ford Bonnie, Esq.

Mark A. Brod, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Telephone: (212) 455-2000

Facsimile: (212) 455-2502

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A Common Stock, par value $0.01 per share	1,300,000 shares(3)	$60.83	$79,079,000	$9,165.26

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Class A Common Stock of Evercore Partners Inc. (the “Registrant”), which may become issuable to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits and other antidilution provisions.
(2)	Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of registration fee and are on the basis of the average of the high and low prices of the Class A Common Stock of the Registrant on the New York Stock Exchange on November 11, 2016.
(3)	Represents up to 1,300,000 shares of the Registrant’s Class A Common Stock issuable pursuant to the Inducement Awards (as defined in the Explanatory Note).

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) filed by Evercore Partners Inc. (the “Company” or the “Registrant”) registers 1,300,000 shares of the Company’s Class A common stock, par value $0.01 (the “Shares”), 900,000 of which may be issuable pursuant to the Restricted Stock Unit Award Agreement, dated as of November 15, 2016, between the Registrant and John S. Weinberg, and 400,000 of which may be issuable pursuant to the Incentive Subscription Agreement, dated as of November 15, 2016, among the Registrant, Evercore LP and John S. Weinberg (collectively, the “Inducement Awards”). These Inducement Awards are stand-alone awards issuable outside of the Amended and Restated 2016 Evercore Partners Inc. Stock Incentive Plan and are “employment inducement awards” pursuant to 303A.08 of the New York Stock Exchange Listed Company Manual.

The Shares being registered pursuant to this Registration Statement are additional securities of the same class as other securities for which an original registration statement (File No. 333-136506) on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on August 11, 2006 and additional registration statements (File Nos. 333-193334 and 333-212205) were filed with the Commission on January 13, 2014 and June 23, 2016, respectively. Pursuant to General Instruction E on Form S-8, the contents of such earlier registration statement are incorporated by reference into this Registration Statement, except that the provisions contained in Parts I and II of such earlier registration statement are modified as set forth in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8. The documents containing the information specified in this Part I will be delivered to the recipient of the Inducement Awards covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission by the Company pursuant to the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(i)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (File No. 001-32975);

(ii)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 (File No. 001-32975);

(iii)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016 (File No. 001-32975);

(iv)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 (File No. 001-32975);

(v)	The Company’s Current Reports on Form 8-K (File No. 001-32975), filed with the Commission on January 22, 2016, March 31, 2016, June 17, 2016, June 29, 2016 and November 18, 2016; and

(vi)	The description of the Company’s Class A common stock contained in the Company’s Registration Statement on Form 8-A (File No. 000-32975), filed with the Commission on August 7, 2006, and any amendment or report filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the Company’s best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the stockholders, disinterested directors or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

The Company’s certificate of incorporation provides that the Company will indemnify its directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to the Company or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law.

The Company currently maintains liability insurance for its directors and officers. Such insurance is available to the Company’s directors and officers in accordance with its terms.

Item 8.	Exhibits

See the exhibits listed under the Exhibit Index below, which is incorporated in this Item herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on November 18, 2016.

EVERCORE PARTNERS INC.

By:	/s/ Adam B. Frankel
	Name:	Adam B. Frankel
	Title:	General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, a Delaware corporation, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitute and appoint Ralph L. Schlosstein, Robert C. Altman, Robert B. Walsh, Adam B. Frankel and Paul Pensa, and each of them (with full power to act alone), the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments or supplements with all exhibits thereto, including any stickers or post-effective amendments to the Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on November 18, 2016.

Signature	Title

/s/ Ralph L. Schlosstein Ralph L. Schlosstein	Chief Executive Officer (Principal Executive Officer) and Director

/s/ Roger C. Altman Roger C. Altman	Chairman

/s/ Richard I. Beattie Richard I. Beattie	Director

/s/ Francois De St. Phalle Francois De St. Phalle	Director

/s/ Gail Block Harris Gail Block Harris	Director

/s/ Curt Hessler Curt Hessler	Director

/s/ Robert B. Millard Robert B. Millard	Director

/s/ Willard J. Overlock, Jr. Willard J. Overlock, Jr.	Director

/s/ William J. Wheeler William J. Wheeler	Director

/s/ Robert B. Walsh Robert B. Walsh	Chief Financial Officer (Principal Financial Officer)

/s/ Paul Pensa Paul Pensa	Controller (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Amended and Restated Certificate of Incorporation of the Registrant(1)

4.2	Amended and Restated By-laws of the Registrant(2)

4.3	Restricted Stock Unit Award Agreement, dated as of November 15, 2016, between the Registrant and John S. Weinberg(3)

4.4	Incentive Subscription Agreement, dated as of November 15, 2016, by and among the Registrant, Evercore LP and John S. Weinberg(4)

5.1*	Opinion of Simpson Thacher & Bartlett LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included in the signature pages to this Registration Statement)

*	Filed herewith.
(1)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1 (Commission File No. 333-134087), filed May 12, 2006, as amended.
(2)	Incorporated by reference to Exhibit 3(ii) of the Registrant’s Current Report on Form 8-K (Commission File No. 001-32975), filed February 6, 2009.
(3)	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-32975), filed November 18, 2016.
(4)	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-32975), filed November 18, 2016.